Exhibit 19

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

1.0	PURPOSE

The Shyft Group, Inc. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to set forth the procedures and guidelines governing securities transactions by Company directors, officers, and employees, to comply with federal securities laws and regulations.

2.0	SCOPE

This Policy applies to (i) the Company’s directors, officers, and employees, (ii) others who gain access to non-public information, including contractors and consultants to the Company, (iii) such persons’ family members or others who reside with them and (iv) any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control (collectively, “Insiders”). It is the responsibility of the Company's directors, officers, and employees to ensure compliance with this Policy by their family members and other Insiders described in clauses (iii) and (iv) of this paragraph.

Because of their access to confidential information on a regular basis, this Policy subjects directors and certain employees (the “Window Group”) to additional restrictions on trading in the Company’s securities. The restrictions for the Window Group are discussed in Section 4 below.

3.0	GENERAL RULE

It is a violation of federal securities laws for any person who is possession of material non-public information to (1) buy or sell securities, including without limitation, common stock, derivative securities, debt securities or any other securities of the Company, or (2) pass that information on to others outside the Company, including family and friends.

All directors, officers, and employees should pay particularly close attention to the laws against trading on “non-public” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Federal securities laws not only prohibit the purchase or sale of Company securities by specified persons while aware of material non-public information about the Company, but also the disclosure of material non-public information about the Company by such persons to another person who might be expected to trade in the Company’s securities while in possession of that information.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell the Company’s securities. Some examples of information, whether positive or negative, that should be assumed to be material are:

●	earnings results;
●	projections of future earnings or losses;
●	pending or proposed mergers, tender offers or significant acquisitions or dispositions;
●	changes in senior management or control of the Company;
●	significant new products or technological advances;
●	significant changes in production schedules or product planning;
●	the gain or loss of a substantial customer or contract or entry into a joint venture;
●	major changes in accounting methods or policies;
●	significant litigation or regulatory proceedings or actions;
●	any significant cybersecurity or other data privacy incident;
●	impending bankruptcy or financial liquidity problems;
●	major labor negotiations or disputes, including possible strikes;
●	significant changes in accounting treatment;
●	stock splits and significant stock repurchases; and
●	changes in the cadence or amount of dividends.

This list is merely illustrative; courts have given a broad interpretation to what is deemed “material” information. Information is considered “non-public” information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based, non-exclusionary basis, such as by press release or filing with the Securities and Exchange Commission (“SEC”), and/or the investing public has not had time to fully absorb the information.

Non-public information is an asset of the Company. The use of such information for personal benefit or the inappropriate disclosure of such information to others outside of the Company violates the Company’s interests and could damage the Company’s reputation.

If you have a question as to whether information is material or non-public, you should not trade on or communicate the information to anyone without the prior written approval of the Chief Legal Officer.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

4.0	GENERAL GUIDELINES

The following guidelines should be followed to ensure compliance with applicable laws and with the Company’s policies:

4.1	Nondisclosure

Insiders are prohibited from disclosing material non-public information to anyone, unless such disclosure is made in accordance with Company policy regarding the protection or authorized external disclosure of information and in compliance with the Insider's confidentiality obligations to the Company.

4.2	Trading in the Company’s Securities

No Insider should engage in any transaction involving Company securities, or recommend others engage in any transaction involving Company’s securities, when the Insider has knowledge of material non-public information concerning the Company. From time to time, the Company may also require that all or certain Insiders refrain from engaging in transactions in Company securities for a specified period due to material information known to the Company and not yet disclosed to the public.

4.3	Trading in Another Company’s Securities

In addition, Insiders who learn of material non-public information about a company with which the Company does or may do business, including any customers, vendors, suppliers, or distributors, may not trade in that company’s securities until the information becomes public or is no longer material to that company. You are strictly prohibited from misappropriating such information to trade in the securities of the third party or otherwise and are obliged to keep all such information confidential, sharing it only as directly or indirectly authorized by such third party, pursuant to an agreement between the Company and such third party, or as required by applicable law.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

5.0	ADDITIONAL RESTRICTIONS APPLICABLE TO THE WINDOW GROUP

The following restrictions apply to members (or certain members, as applicable) of the Company’s Window Group. The Window Group consists of (i) directors, (ii) elected officers of the Company, (iii) such other persons as the Chief Legal Officer may designate from time to time and inform of such status, and (iv) for each of the foregoing persons, such persons’ family members or others who reside with them and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control. The Window Group is subject to the following additional restrictions on trading in Company securities:

5.1	Trading Window

Trading is permitted only during a period referred to as the “Window.” The Window will generally open one full trading day following the date on which quarterly or year-end financial results are publicly released with respect to the preceding fiscal period (i.e., trades may be made beginning on the second trading day after the date on which earnings are released). The Window will generally close on the 14th calendar day prior to the end of the then current fiscal quarter (e.g., for a quarter ending on September 30, the Window will close at 11:59 p.m. on September 16), provided that if such 14th calendar day is not a trading day, the Window will close on the last trading day immediately prior to such 14th calendar day. Any exceptions to the Window period must be approved by the Chief Legal Officer. Trading in Company securities during a Window should not be considered a “safe harbor,” and the Window Group and other persons should ensure their trades are not effected while they are in possession of material non-public information concerning the Company.

5.2	Closing of Trading Window; Event-Specific Blackouts

The regular quarterly Window may also be closed, depending upon events occurring at the Company. The Chief Legal Officer will make this determination and so advise the Window Group. The Chief Legal Officer is not required to, and may not provide reasons for this determination, and the closing of the Window itself should be considered material non-public information that should not be communicated other than to ensure compliance with this Policy.

5.3	Mandatory Pre-Clearance of Trades

All trades in Company securities by officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) and directors of the Company (collectively, “Covered Executives”) are subject to the prior review and written clearance by the Chief Legal Officer. Written clearance may take the form of an e-mail. If the Chief Legal Officer grants pre-clearance, the requestor may make the trade any time within the 5-day period following receipt of pre-clearance, as long as the Window is still open at the time of the trade and the Chief Legal Officer does not withdraw the pre-clearance during the 5-day period. If the requestor becomes aware of material non-public information concerning the Company before the trade is executed, the pre-clearance shall be void and the trade must not be completed. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the person should refrain from initiating any transaction in Company securities and should not inform any other person of the denial.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

5.4	Reporting Requirements for Covered Executives

Covered Executives have additional reporting obligations under the U.S. securities laws and are generally subject to liability for all profits resulting from any purchase and sale of Company securities within a six-month period. The reporting obligations under the U.S. securities laws generally include:

●	within 10 days of becoming a Covered Executive, filing a Form 3 regarding the Covered Executive’s beneficial ownership of Company securities,

●	within 2 days after any stock transaction or other change in the Covered Executive’s beneficial ownership of Company securities, filing a Form 4, and

●	within 45 days after the close of the Company’s fiscal year, filing a Form 5 covering previously unreported transactions.

The Company’s Chief Legal Officer will file the proper reports of behalf of Covered Executives who pre-clear transactions and provide notification of completion of a transaction. The Company must report late or missed filings in its annual proxy statement, and both the Company and the Covered Executive may have liability for late or missed filings.

5.5	Broker Notification

Covered Executives must advise any broker used in connection with a transaction covered by this Policy of the obligations under this Policy, including (x) not to execute any transaction in Company securities without pre-clearance under Section 4(c), and (y) to report each transaction to the Chief Legal Officer immediately following the execution of a transaction.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

6.0	CERTAIN TRANSACTIONS NOT SUBJECT TO TRADING RESTRICTIONS

6.1	10b5-1 Trading Plans

SEC Rule 10b5-1 allows Insiders to enter into written plans with a broker or other third party to effect the purchase or sale of securities outside of a Window. If done properly, the Insider will have an affirmative defense to insider trading allegations. The plan must be entered into during a Window and at a time when the Insider is not otherwise in possession of material non-public information. The plan must meet certain very specific requirements pursuant to Rule 10b5-1 as well as the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Chief Legal Officer. All 10b5-1 trading plans entered into by Covered Executives must be reviewed and pre-cleared in writing by the Chief Legal Officer. Trades effected by a Covered Executive pursuant to an authorized 10b5-1 plan generally must still be reported on Form 4 within two trading days of the trade.

6.2	Withholding of Shares upon a Vesting

This Policy generally does not apply to withholding of Company shares solely to satisfy a tax withholding requirement upon the vesting of stock appreciation rights, restricted stock, or restricted stock units. However, a Form 4 will typically need to be filed to reflect such withholding.

6.3	Employee Stock Purchase Plan

Neither the election to participate in the Company Employee Stock Purchase Plan ("ESPP”), nor the acquisition of stock under the ESPP, is subject to the trading restrictions set forth in this Policy.1 However, shares of stock acquired under the ESPP by Covered Executives generally must be included on Forms 4 or 5.

6.4	Director Stock Purchase Plan

Neither the election to participate in the Company Director Stock Purchase Plan ("DSPP”), nor the acquisition of stock under the DSPP, is subject to the trading restrictions set forth in this Policy.2 However, acquisitions of stock acquired under the DSPP generally must be reported on Form 4 within two trading days after the acquisition.

1 This rule applies only as long as the Company does not fund the ESPP through open market purchases.

2 This rule applies only as long as the Company does not fund the DSPP through open market purchases.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

6.5	Bona-Fide Gifts

This Policy does not prohibit bona-fide gifts (including to family members or charitable organizations) during time periods outside of a Window, unless the Covered Executive making the gift has reason to believe the recipient intends to sell the securities while the Covered Executive is in possession of material non-public information regarding the Company. However, all gifts of Company securities by Covered Executives are subject to the pre-clearance requirements of Section 4(c) above. A disposition of securities pursuant to a bona-fide gift must still be reported on Form 4 within two trading days of the gift, while an acquisition of securities pursuant to a bona-fide gift is generally eligible to be reported on Form 5 instead of Form 4.

7.0	OTHER PROHIBITED TRANSACTIONS

7.1	No Trading in Options

Insiders are prohibited from trading in options (such as put and call options) on the Company’s securities.

7.2	No Short Sales

No Insider may engage in short sales of Company securities.

7.3	No Hedging

No Insider may engage in any transaction intended to hedge or offset a decrease in the value of Company securities, including, but not limited to, forward sale or purchase contracts, equity swaps, collars, or exchange funds.

7.4	No Margin Accounts or Pledging of Securities

Members of the Company’s Window Group may not purchase Company securities on margin, hold Company securities in a margin account or pledge Company securities as collateral for a loan.

8.0	PENALTIES FOR VIOLATIONS OF INSIDER TRADING LAWS

Individuals who trade on material non-public information (or tip information to others who trade) or otherwise violate this Policy can be liable for civil and criminal penalties, in addition to legal and disciplinary action from the Company, including dismissal for cause. An Insider's violation of this Policy can also subject the Company to liability.

FOR INTERNAL USE ONLY
Shyft Group Insider Trading Policy
REQUIREMENTS AND STANDARDS
Reference Number: Effective Date: 10.2021 Version:	Issuing Department: Legal Approved by: Josh Sherbin Title: Chief Legal, Compliance and Administrative Officer

9.0	PERSONAL RESPONSIBILITY FOR COMPLIANCE WITH THIS POLICY

Any person who has any questions about specific transactions may obtain additional guidance from the Chief Legal Officer. However, the ultimate responsibility for adhering to this Policy, complying with all applicable laws and regulations, and avoiding improper transactions rests with the individual. Any action on the part of the Company or any employee pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws. Importantly, an individual is still responsible for ensuring a transaction in Company securities is appropriate and fully compliant even if the transaction has received pre-clearance from the Company.

10.0	RESPONSIBILITIES AND VERSION HISTORY

The Chief Legal Officer is responsible for interpreting and applying this Policy, as required.

If the Chief Legal Officer is unavailable for any reason, authority delegated by this Policy to the Chief Legal Officer may be exercised by either the Chief Executive Officer or the Chief Financial Officer.

Any amendments to this Policy must be approved by the Board of Directors of The Shyft Group, Inc.

Version #	Date	Description	Revised by
#2	02.2023	Procedures for directors, officers and employees to comply with federal securities laws and regulations.	Shyft Group Legal
#3	09.2024	Trading days update	Shyft Group Legal